Exhibit 99.1
iPASS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
Continued Double Digit Growth in Broadband Users and Revenues
Broadband User Number Surpasses 100,000
Board of Directors Approves $30 Million Stock Repurchase
REDWOOD SHORES, Calif. — May 9, 2006 — iPass Inc. (Nasdaq: IPAS) today announced financial results for its first quarter ended March 31, 2006.
“We made substantial progress in expanding our global broadband footprint in Europe by entering into or expanding our relationships with T-Mobile International, The Cloud and KPN,” said Ken Denman, iPass Chairman and CEO. “As a result, iPass has the largest global enterprise grade broadband footprint that has led to our tenth consecutive quarter of double digit growth in both broadband revenues and users.”
iPass also announced entering into several agreements during the first quarter.
•	iPass entered into another FlexConnect agreement with Chunghwa Telecom, Taiwan’s largest integrated telecom provider.

•	iPass signed a mobile data agreement with China Unicom, giving iPass user’s access to the world’s second largest CDMA network in the world.

•	iPass entered into an agreement to develop iPass wireless connectivity software for the Nokia 9500, the Nokia 9300i and the Nokia E-series devices, extending availability of the iPass secure remote access service to users of Nokia Business devices.
“Our continued ability to collaborate with leading carriers, platform providers and security players around the world demonstrates the compelling nature of the iPass value proposition,” said Mr. Denman. “The iPass platform and service portfolio are becoming an important component for vendors aiming to help organizations maximize the productivity of their remote and mobile knowledge workers.”
Financial Highlights
•	Revenues were $44.3 million, of which $4.2 million were revenues generated from product and service offerings acquired from GoRemote Internet Communications, Inc. on February 15, 2006.

•	The net loss on a GAAP basis was $65,000, or $0.00 per diluted share, compared to a net income of $1.3 million, or $0.02 per diluted share last quarter.

•	Non-GAAP net income for the first quarter, which excludes non-cash FAS 123(R) stock-based compensation, amortization of intangibles and the cumulative effect of change in accounting principle, was $1.8 million, or $0.03 per diluted share, compared with $2.1 million, or $0.03 per diluted share last quarter.

Other Financial Highlights
•	iPass board of directors approved the repurchase of up to $30 million dollars of the company’s common stock over a period of 24 months.

•	Broadband revenues from iPass’ historical broadband services grew 21 percent to approximately $3.5 million, up from approximately $2.9 million the previous quarter. iPass generated an additional $2.2 million from the GoRemote fixed broadband services bringing the total broadband revenues in the first quarter to $5.7 million.

•	Service fee revenues from iPass’ historical services grew 28 percent to approximately $7.4 million, up from approximately $5.8 million the previous quarter. iPass generated an additional $650,000 from the GoRemote fee-based services bringing the total service fee revenues in the first quarter to $8.0 million.

•	Revenues from the company’s broadband and service fee revenues accounted for 31 percent of total revenues in the quarter versus 22 percent during the previous quarter, due in part to the acquisition of GoRemote.

•	The company ended the first quarter with $113.1 million in cash, cash equivalents and short-term investments, and no debt.
Business and Operational Highlights
•	The company reported that there were over 103,000 distinct broadband users in the quarter, compared with 84,500 in the previous quarter, continuing the trend of double-digit percentage growth in broadband users for ten consecutive quarters.

•	iPass finished the first quarter with over 43,000 broadband access points available in 69 countries.

•	iPass added 16 new Forbes Global 2000 customers during the first quarter, bringing its total to 307.

•	The company successfully completed its acquisition of GoRemote Internet Communications, Inc. on February 15, 2006.
Company Outlook
The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking, and actual results may differ materially.
For the quarter ended June 30, 2006 iPass projects revenue of approximately $46 million to $50 million, fully diluted GAAP loss per share of approximately $0.00-0.03 and fully diluted non-GAAP earnings per share of approximately $0.01 to $0.04. The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP earnings per share of $0.04 is based on expected FAS 123 (R) stock-based compensation of $1.6 million dollars, as well as the expected amortization of intangibles of $1.1 million for the second quarter of 2006 which, when divided by an expected 68.4 million fully diluted shares outstanding, results in the $0.04 difference.
Conference Call
iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).
The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass’ web site until iPass reports its second quarter 2006 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-

in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 98046141.
Cautionary Statements
iPass’ projections of its second quarter 2006 financial results under the caption “Company Outlook” in this press release, are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; iPass may not be able to fully realize the benefits it expects from its acquisition of GoRemote due to a variety of factors, including unexpected difficulties in completing the integration of the operations of GoRemote into iPass’ operations; volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass’ services; increased competition, which may cause pricing pressure on the fees iPass charges; iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and iPass may not be able to establish additional relationships with broadband access point providers at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in iPass’ Annual Report on Form 10-K under the caption “Item 1A. Risk,” filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2006 and available at the SEC’s Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.
Information Regarding Non-GAAP Financial Measures
iPass provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Non-GAAP net income and non-GAAP earnings per share exclude the effect of FAS 123 (R) stock-based compensation, amortization of deferred stock-based compensation, the amortization of intangibles and the cumulative effect of change in accounting principle. Beginning with the first quarter of 2006, iPass no longer records amortization of deferred stock-based compensation as all stock-based compensation is included in the FAS 123 (R) expense. Management excludes the effect of FAS 123 (R) stock-based compensation, amortization of deferred stock-based compensation, amortization of intangibles and cumulative effect of change in accounting principle as management does not believe that these charges are directly applicable to the core operating performance of iPass. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of iPass. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.
The reconciliation of non-GAAP financial measures set forth in this press release for the first quarter of 2006 is set forth in the financial statements at the end of this press release.

The reconciliation of non-GAAP financial measures set forth at the beginning of this press release for the fourth quarter of 2005 is as follows:

GAAP net income	$1,265
(a) Amortization of Deferred stock-based compensation	225
(b) Amortization of intangibles	592
Non-GAAP net income	$2,082
A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:

GAAP diluted net income per share	$0.02

Per share effect of amortization of deferred stock-based compensation and intangibles	0.01
Non-GAAP diluted net income per share	$0.03
Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.
About iPass Inc.
iPass (www.ipass.com) delivers simple and manageable enterprise mobility services, enabling the maximization of the productivity of workers as they move between office, home, remote and fixed locations. iPass security services — based on unique Policy Orchestration capabilities — work to close the gaps in protecting computers, network assets, user identities and data whenever users connect over the Internet. iPass connectivity services utilize the iPass global virtual network, a unified network of hundreds of dial-up, wireless and broadband providers in over 160 countries. iPass services are the choice of hundreds of Global 2000 corporations including General Motors, Hershey Foods and Mellon Financial. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific.
NOTE: iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations	Media Relations
Tim Shanahan	John Sidline
650-232-4260	503-624-2333
Director, Investor Relations	Manager, Corporate Communications
ir@iPass.com	pr@ipass.com
Source: iPass Inc.

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenues	$44,270	$44,072
Operating expenses(a)
Network access	12,532	10,492
Network operations	6,964	5,325
Research and development	5,531	4,480
Sales and marketing	14,815	12,673
General and administrative	5,862	4,189
Amortization of deferred stock-based compensation (b)	—	360
Amortization of intangibles (c)	821	592

Total operating expenses	46,525	38,111
Operating income (loss)	(2,255)	5,961
Other income, net	1,127	773

Income (loss) before income taxes	(1,128)	6,734
Provision for (benefit from) income taxes	(716)	2,645

Net income (loss) before cumulative effect of change in accounting principle	(412)	4,089

Cumulative effect of change in accounting principle (d)	347

Net income (loss)	$(65)	$4,089

Net income (loss) per share before cumulative effect of change in accounting principle:
Basic	$(0.00)	$0.07
Diluted	$(0.00)	$0.06
Net income (loss) per share:
Basic	$(0.00)	$0.07
Diluted	$(0.00)	$0.06
Number of shares used in per share calculations:
Basic	64,494,634	62,316,794
Diluted	64,494,634	66,127,536

(a) FAS 123 (R) stock-based compensation included in the expense line items:
Network operations	$207
Research and development	301
Sales and marketing	532
General and administrative	390

	$1,430

(d) Cumulative effect of change in accounting principle pertains to applying an estimated forfeiture rate to unvested deferred stock-based compensation that had historically been accounted for using actual cancellations

A reconciliation between net income (loss) on a GAAP basis and non-GAAP net income is as follows:
GAAP net income (loss)	$(65)	$4,089
(a) FAS 123 (R) stock-based compensation	1,430
(b) Amortization of deferred stock-based compensation		360
(c) Amortization of intangibles	821	592
(d) Cumulative effect of change in accounting principle	(347)

Non-GAAP net income	$1,839	$5,041

A reconciliation between diluted net income (loss) per share on a GAAP basis and non-GAAP diluted net income per share is as follows:
GAAP diluted net income (loss) per share	$(0.00)	$0.06
Per share effect of FAS123 (R) stock-based compensation, amortization of deferred stock-based compensation, amortization of intangibles, and cumulative effect of change in accounting principle	0.03	0.02

Non-GAAP diluted net income per share	$0.03	$0.08

Shares used to compute non-GAAP net income per share	67,977,688	66,127,536

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$15,627	$37,829
Short-term investments	97,474	146,727
Accounts receivable, net	31,371	23,347
Prepaid expenses and other current assets	5,168	3,777
Short-term deferred income tax assets	6,536	4,555

Total current assets	156,176	216,235
Property and equipment, net	10,569	9,210
Other assets	3,131	1,561
Long-term deferred income tax assets	9,196
Acquired intangibles, net	16,855	8,776
Goodwill	78,337	18,692

Total assets	$274,264	$254,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,528	$12,669
Accrued liabilities	20,594	12,523
Short-term deferred revenue	4,075	3,031

Total current liabilities	39,197	28,223

Long-term deferred revenue	228
Other long-term liabilities	688

Total liabilities	40,113	28,223

Stockholders’ equity:
Common stock	65	64
Additional paid–in capital	252,795	245,456
Deferred stock-based compensation	0	(593)
Accumulated other comprehensive loss	(275)	(307)
Accumulated deficit	(18,434)	(18,369)

Total stockholders’ equity	234,151	226,251

Total liabilities and stockholders’ equity	$274,264	$254,474